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                                   Frontier Corporation
FRONTIER PRESS RELEASE             180 South Clinton Avenue
                                   Rochester, New York 14646



DATE:     November 19, 1996

CONTACTS: John K. Purcell (media) 716-777-7944
          Phillip H. Yawman (investors) 716-777-6179

SUMMARY:  Frontier to Take $65 Million Charge in the Fourth Quarter


Rochester, N.Y. -- November 19, 1996 -- Frontier Corporation (NYSE:FRO) announced today a series of financial adjustments it will make in the fourth quarter. These include charges to standardize pension benefit plans across the entire company; charges associated with ConferTech, the company's conference calling business unit; and the resolution of prior period billing disputes on international traffic with other carriers.

     The total impact of these largely one-time charges is expected to be $65 million before taxes, or $.24 per share. The charges include:

     - $28 million, or $.10 per share, representing a one-time charge for the curtailment of certain company pension plans.

     - $21 million, or $.08 per share, related to a non-recurring charge at the company's ConferTech subsidiary.

     - $16 million, or $.06 per share, to reflect the resolution of prior period billing disputes with connecting carriers.

     "The curtailment charges we are announcing today involving our overall pension plans are consistent with our goal to competitively reposition Frontier," said Chief Financial Officer Louis L. Massaro. "We announced in 1995 that we would convert all of our benefit plans to reflect those of a competitive industry.

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Going forward, the company intends to offer only 401(K) type plans with the company contribution tied to our success in the marketplace and our earnings performance."

     Massaro said the ConferTech charges reflect unrecoverable costs and reserves for the development of proprietary software and services provided by ConferTech. "That business continues to be a strong one for us," added Massaro, who noted that this charge is not expected to impact future results at ConferTech. During the third quarter of this year, revenues at ConferTech increased by over 30 percent and today ConferTech is one of the leading audio and video conferencing service providers in the country.

     According to Massaro, the resolution of the carrier billing disputes involves traffic with other carriers that Frontier uses to complete international calls. This is the only one of these charges that is expected to have a continuing impact on the firm.

     "We are disappointed with the final resolution of the billing disputes. The continuing effect of these higher international costs is expected to adversely impact earnings per share from operations in the range of $.04 per share in the fourth quarter of this year," he said. "At this point, we expect a similar impact in 1997. Absent other mitigating factors, this issue could result in earnings per share next year that are as much as 7 to 9 percent below current analysts' expectations."

      "Even after adjusting for the continuing impact of today's announcement in both 1996 and 1997, we are still targeting double-digit earnings growth from operations in both years," he concluded. In a separate release today, Frontier announced that it has increased its dividend for the 37th consecutive year, citing the company's expectation for future growth.

     Frontier Corporation (NYSE:FRO) is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. Frontier is a Fortune 500 company with annualized revenues of more than $2.5 billion. With more than 8,500 employees and 150 sales locations nationwide, Frontier is the fifth largest long distance company in the United States.

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     The statements made in this press release, other than
historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. We believe our primary risk factors include, but are not limited to: changes in the overall economy; technology; the number and size of competitors in our markets; law and regulatory policy; and the mix of products and services offered in our target markets. Additional information concerning these and other potential important factors can be found within our SEC filings. You should evaluate any statements in light of these important factors.

You can now receive a faxed copy of any Frontier Corporation press release dating back to November 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com